                 LOAN AGREEMENT BETWEEN QUAKER STATE CORPORATION
                                       AND
                        GREASE MONKEY INTERNATIONAL, INC.

     THIS LOAN AGREEMENT (hereinafter referred to as the (the "Agreement") is made as of April 19, 1995 between Quaker State Corporation, a Delaware
                 --
Corporation, having its principal office in Oil City, Pennsylvania (hereinafter referred to as "Quaker State") and Grease Monkey International, Inc., a Colorado Corporation, having its principal office in Denver, Colorado (hereinafter called "Grease Monkey").

     Grease Monkey has applied to Quaker State for a loan of Two Million Four Hundred Thousand Dollars ($2,400,000) for the purpose of satisfying its previous loan with Quaker State improving its existing quick lubrication locations, improving its working capital position, and for the purpose of acquiring additional locations. Quaker State desires to lend this amount to Grease Monkey, on the terms and subject to the conditions of this Agreement. In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Parties agree as follows:

     1. LOANS. Subject to the terms and conditions of this Agreement and relying upon Borrower's representations and warranties herein, Quaker State agrees to make loans to Borrower from time to time until the expiration date of this Agreement, in an aggregate principal amount not exceeding Two Million Four Hundred Thousand Dollars ($2,400,000) during the term of this Agreement, to be used and disbursed as follows:

          (a) Immediately upon the execution of all required documents the sum necessary to pay off and discharge an existing loan from Quaker State to Grease Monkey.

          (b) Immediately upon the execution of all necessary documents the sum of Three Hundred Fifty Thousand Dollars ($350,000) for Borrower's current working capital needs.

          (c) Balance of the funds to be available upon Borrower's request and in accordance with the procedures and terms set forth in this Agreement for the acquisition or construction of new fast lube centers ("Acquired Centers") by Borrower with the amount loaned per location not to exceed 100% of the value of the property to be constructed or acquired. An Acquired Center shall be valued at the lesser of its acquired price or 4.5 times its operating cash flow.

               Loans under this Section (c) shall be available to Borrower in accordance with the payment or purchase terms of the acquisition document executed by Borrower or in the case of construction by Borrower on an "as needed" basis with one-third within 30 days prior to construction, one-third upon completion of the excavation and footing, and one-third upon the completion of the construction.

          All loans shall accrue interest at a nine percent annualized rate and shall be repaid in quarterly installments of principal and interest over a ten year period from date of disbursement, and shall be evidenced by Borrower's promissory notes in form satisfactory to Quaker State. Each loan for an Acquired Center shall be secured by a first priority, purchase money mortgage or deed of trust (as appropriate under applicable law) or, in the case of leased properties, by first priority leasehold mortgage or conditional lease assignment. The initial loan disbursements under Section l(a) and l(b) of this Agreement shall be secured by conditional lease assignments covering the lubrication center properties set forth in paragraph 5 of this Agreement.

          Borrower acknowledges that loans made under this Agreement shall be ln lieu of Quaker State's other development and equipment loan programs.

     2. LOAN REQUEST PROCEDURES. In order to request a loan Borrower shall submit a written loan request to Quaker State containing the proposed date and amount of the loan accompanied by the following documents:

          (a) Address of location or locations to be acquired or constructed for which the loan is requested; and

          (b) A title search of the property demonstrating that Borrower holds or will hold good and marketable title to the property free and clear of all liens, mortgages, judgments and other encumbrances. In the case of leased property, Borrower shall provide an executed copy of the lease for the premises, and proof satisfactory to Quaker State that Borrower holds good and sufficient leasehold interest in the property, free and clear of prior liens, mortgages, judgments, or other encumbrances created by Borrower or its landlord that would have priority over Quaker State's interest or of title problems or defects with respect to the landlord's title on such property (Quaker State waives the requirement for landlord estoppel certificates for those locations set forth in paragraph 5 of this Agreement which Grease Monkey was unable to provide Quaker State as part of the previous loan between the parties hereto.); and

          (c) Copies of applicable: Occupancy permits, zoning permits, and other licenses and permits required for occupancy of and operation of the center.

     3. INTEREST RATE. The unpaid balance of the loan shall bear interest at a rate of nine percent (9%) per annum.

     4. OPTIONAL PREPAYMENT. Grease Monkey may at its option prepay all loans made under the terms of this Agreement in whole at any time or in such part from time to time without penalty or premium. Any such prepayment shall be applied to the latest maturity of principal then remaining unpaid. In the event of the prepayment in part, interest shall accrue only on the unpaid balance. Upon payment of all loans and all accrued interest thereon Grease Monkey's purchase obligations under the Fast Lube Supply Contracts shall be satisfied and the Fast Lube Supply Contracts shall become null and void.

     5. SECURITY. In addition to the collateral required by paragraph 1 of this Agreement the loan shall be secured by conditional assignments of Grease Monkey's leases covering those properties as identified below and shall be further secured by a Security Agreement executed by Grease Monkey as debtor to Quaker State as secured party, granting Quaker State a security interest in all of the collateral described therein. The Security Agreement shall be delivered to Quaker State upon execution of this Agreement by Grease Monkey along with executed UCC 1 forms.

     Leasehold interest:

     8885 N. Washington       8801 W. Colfax Ave.
     Thornton, CO 80229       Lakewood, CO 80215

     515 S. Federal Blvd.     50 W. Belleview
     Denver, CO 80219         Englewood, CO 80110

     1527 Peoria St.          6000 Parkway Drive
     Aurora, CO 80010         Commerce City, CO 80037

     2495 S. University       6549 S. Broadway
     Denver, CO 80210         Littleton, CO 80120

     1098 S. Wadsworth        3693 W. Bowles Ave.
     Lakewood, CO 80226       Littleton, CO 80123

     2890 N. Colorado         1295 S. Colorado
     Denver, CO               Denver, CO 80222

     7005 E. Colfax Ave.      7225 E. Hampden
     Denver, CO 80220         Denver, CO 80224

     1790 S. Buckley          8450 N. Federal
     Aurora, CO 80017         West Minister, CO 80030

     7181 N. Pecos
     Denver, CO 80220

     6. REPRESENTATIONS AND WARRANTIES OF GREASE MONKEY.

          (a) Grease Monkey is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Colorado, has all necessary corporate powers to own and lease its properties, carry on its business as now being operated, and is duly qualified to do business, and is in good standing with the State of Colorado.

          (b) Grease Monkey has supplied to Quaker State consolidated audited balance sheets of Grease Monkey Holding Corporation as of December 31, 1994 and 1993 and related consolidated statements of income and stockholders' equity for the years ending on those dates. The financial statements described herein are referred to as the "Financial Statements". The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by Grease Monkey throughout the periods indicated, and fairly present the financial position of Grease Monkey as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective period. Except as reflected in the Financial Statements, there exist no liabilities of Grease Monkey of a type customarily reflected on a balance sheet in accordance with the generally accepted accounting principles, contingent or absolute, matured or unmatured.

          (c) Except as set forth in Exhibit "A" since the date of the last audited Financial Statements referred to in the above paragraph there has not been any change in the financial condition or operation of Grease Monkey, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

          (d) Grease Monkey has good and valid leases for all of the leases to be used as collateral for this Agreement, except as may be disclosed to Quaker State in the Exhibit C provided to Quaker State and as accepted by

     Quaker State prior to the execution of this Agreement. None of the leases are subject to any prior assignments, conditional or otherwise, or encumbrances. All leases are free and clear of restrictions or conditions prohibiting the assignment of the leases as security for this loan. Grease Monkey has not taken any action or failed to take any action or done anything that would constitute a default in any of the leases. Grease Monkey has not received any written or oral notice that it is in default beyond any period provided for cure under any of the leases and has no knowledge of any action or proceeding by any of its landlords that could result in the loss of any of Grease Monkey's leasehold interests that are to be used as collateral for the loan.

          (e) Grease Monkey has maintained, now maintains and shall continue to maintain insurance on all of its leasehold interests that are to be used as collateral herein covering property, damage, and loss of income by fire or other casualty and adequate insurance protection covering all liabilities, claims, and risks against which it is customary to insure and for amounts not less than required by the leases. Grease Monkey shall secure from each of its landlords of Acquired Centers an acknowledgement and estoppel certificate substantially in a form provided by Quaker State and shall deliver to Quaker State certificates and estoppels on or before the date of the closing of this loan.

          (f) Except as set forth in Exhibit "B", there is no default or event that with notice or lapse of time or both that would constitute a default by Grease Monkey to any lease or agreement relating to the property of Grease Monkey constituting the collateral hereunder to which Grease Monkey is a party or by which any of the property of Grease
     Monkey constituting the collateral hereunder is bound, and there exists no contract, a default under which would have a material adverse effect on the business, property or financial condition of Grease Monkey, or which Grease Monkey has or reasonably should have knowledge. Grease Monkey has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not to exercise any options under any of these agreements.

          (g) Except as set forth in Exhibit "F" and in the financial statements, there is no suit, action, arbitration, or legal, administrative, or other proceeding, order, judgment or decree, or governmental investigation pending to the best knowledge of Grease Monkey, against, or affecting Grease Monkey, or any of its businesses, assets or financial condition that may foreseeably result in a material adverse impact to such business, assets or financial condition.

          (h) The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not result or constitute a default or an event with notice or lapse of time or both, which would be a default, breech, or violation of the Articles of Incorporation or Bylaws of Grease Monkey or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Grease Monkey is a party or by which Grease Monkey or the property of Grease Monkey is bound.

          (i) Grease Monkey has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and the documents, instruments, and agreements to be executed and delivered pursuant to this Agreement. All approvals or consents of any landlord, lender person or entity required for Grease Monkey to enter into and perform its obligation under the Agreement and documents which shall be executed and delivered pursuant to this Agreement will be obtained and provided to Quaker State. The execution and delivery of this Agreement and such other documents, instruments, and agreements by Grease Monkey has been duly authorized by its Board of Directors. The officers of Grease Monkey executing this Agreement and any note, instrument or agreement required under this Agreement are duly and properly in office and fully authorized to execute them.

          (j) No event has occurred or would result from the making of the loan which constitutes an Event of Default as defined in this Agreement or which, under lapse of time or notice or both, would become such an Event of Default.

     7. Grease Monkey shall deliver to Quaker State in form and detail reasonably satisfactory to Quaker State as Quaker State may request as soon as available but no later than one hundred twenty (120) days after the close of Grease Monkey's fiscal year: copies of Grease Monkey Holding Corporation's consolidated balance sheet, income statement, and statement of cash flow certified by an independent public accountant selected by Grease Monkey and such other documents or statements that Grease Monkey prepares in the normal course of its business for public distribution or is required to file by relevant securities laws or regulations.

     8. Grease Monkey shall perform such acts as may be necessary or advisable in the reasonable judgment of Quaker State, to perfect the lien, pledge, assignment, or security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement.

     9. CONDITIONS TO CLOSING OF LOANS. The following shall constitute conditions precedent to Quaker State's obligations to make all or any part of the loans to Borrower:

          (a) Delivery of all information required by this Agreement shall have occurred; and

          (b) No event of default as defined in this Agreement shall have occurred and be existing; and

          (c) Borrower shall have executed and delivered to Quaker State a promissory note in a form acceptable to Quaker State, a mortgage or conditional lease assignment in a form satisfactory to Quaker State, landlord consents, attornment and non-disturbance agreements or estoppel certificates for all Acquired Centers as deemed necessary or advisable by Quaker State, an executed supply agreement on Quaker State's standard form of agreement committing the locations for which the loans are made to purchase at least 85% of its (or their) requirements of motor oils from Quaker State for a period of ten years from the date of the loan subject to earlier termination in the event Borrower pays in full all principal and accrued interest on all loans made by Quaker State to Borrower; and

          (d) All other closing documents shall be in form satisfactory to Quaker State and its counsel; and

          (e) A policy of title insurance insuring Quaker State's interest in the property as lender shall have been issued by a title insurance company acceptable to Quaker State which property shall not be subject to any exceptions or conditions reasonably unacceptable to Quaker State; and

          (f) A certified resolution of Borrower's Board of Directors authorizing the loan and execution of all documents relating thereto shall be delivered to Quaker State; and

          (g) A certificate of Borrower's President certifying that all representations and warranties as set forth in this Agreement are true and correct as of the date of the loan; and

          (h) A current certificate of Borrower's good standing in the state of Colorado and of Borrower's authority to conduct business in the state of Colorado; and

          (i) Quaker State shall be satisfied, in its sole discretion, with Borrower's credit worthiness at the time of the loan.

     10. EVENTS OF DEFAULT. The occurrence of any of the events set forth below ("Events of Default") shall give Quaker State the option to accelerate all principal and interest remaining on any of the loans which shall become immediately due and payable, with thirty (30) days written notice of default, or as otherwise specified in this Agreement. If Quaker State executes its right to accelerate hereunder, the entire unpaid principal, together with accrued but unpaid interest, shall, after such exercise, bear interest at the rate of twelve percent (12%) per annum. The existence of an Event of Default shall permit, but shall not require, Quaker State to foreclose upon or otherwise exercise all or any of its rights respecting any security provided pursuant to this Agreement.

          The following shall constitute an Event of Default under this
     Agreement:

          (a) NON-PAYMENT. Grease Monkey shall fail to pay, within thirty (30) days after written notice of default of a past due amount, whether by acceleration or otherwise, any installment of interest or principal or any other sum payable in accordance with the terms of this Agreement or any loan document between Grease Monkey and Quaker State, or any amount due and owing on any product account between Grease Monkey and Quaker State.

          (b) FALSE REPRESENTATION OR WARRANTY. Any representation or warranty by Grease Monkey in this Agreement, in any Financial Statement, in any Exhibit to this Agreement, or in any loan document, or certificate executed for this Agreement, or in connection with any transaction contemplated by this Agreement shall prove to have been false or misleading in any material respect when made;

          (c) INVOLUNTARY LIEN. An involuntary lien or liens recorded against any of the leases or other property used as collateral for this loan including a judgment entered against Grease Monkey and affecting the leasehold interest and other items used as collateral for the loan in the aggregate amount exceeding Fifty Thousand Dollars ($50,000) on a claim or claims not covered by insurance. Grease Monkey shall have ninety (90) days to remove any such liens and those items set forth on Exhibit C shall be excluded from this provision.

          (d) OTHER DEFAULT. Grease Monkey shall materially breach or default under any term, condition, representation, or warranty in this Agreement or any other agreement made at a later date between Grease Monkey and Quaker State;

          (e) DEFAULT IN SUPPLY AGREEMENT OBLIGATIONS. Notwithstanding anything to the contrary contained herein, if Grease Monkey fails in any one year contract period to purchase the minimum quantity of Quaker State motor oils and greases required by a Quaker State Fast Lube Supply Contract, the loan shall become due and payable at Quaker State's option;

          (f) ACTS OF BANKRUPTCY. Grease Monkey shall become insolvent as the term is defined in the Federal Bankruptcy Code, or shall commit any act of bankruptcy including the filing of any voluntary petition or action for relief under any bankruptcy, arrangement, reorganization, insolvency, or moratorium law or an other law or laws for the relief of or relating to debtors, or shall with respect to any involuntary petition or action for relief under such law or laws, file an answer consenting to the relief requested in the petition.

          (g) DEFAULT IN LEASE. Grease Monkey defaults under any of the provisions of the Leasehold interest to be used as collateral by Quaker

                                  Page 11 0f 15

     State for the Loan and said default is not cured within the time allowed by the terms of the relevant Lease Agreement.

          (h) SALE OR MERGER. Any sale of a majority of Grease Monkey's assets or a change in control of Grease Monkey or any merger of Grease Monkey into another corporate entity that is a competitor of Quaker State.

     11. EXPIRATION. Provided that Grease Monkey is in full compliance with all the terms and conditions of this Agreement, Grease Monkey may, in accordance with the terms of this Agreement, request from Quaker State a disbursement of loan proceeds any time within the 24 consecutive months effective from the execution of this Agreement. All other terms, conditions and provisions of this Agreement shall remain in full force and effect until the full amount of all principal and accrued interest of all loans made under this Agreement are repaid by Grease Monkey to Quaker State or its assignee.

     12. EFFECTIVE HEADINGS. Subject headings of the articles, sections, and sub-sections of this Agreement are included for purposes of convenience, and shall not affect the construction or interpretation of any of the provisions.

     13. ENTIRE AGREEMENT MODIFICATION. This Agreement, together with its attachments and exhibits, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understanding of the parties. Except as otherwise provided in this Agreement, no supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties: Provided that all promissory notes hereunder need only be executed by Grease Monkey.

     14. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

     15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, and agreements herein or in any certificate, or document provided by Grease Monkey pursuant to this Agreement shall be deemed material and relied upon by Quaker State, notwithstanding any investigation made by Quaker State or on Quaker State's behalf, and shall survive the execution and delivery of this Agreement and all disbursements made pursuant to this Agreement.

     16. ASSIGNMENTS. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and assigns; provided, however, Grease Monkey may not assign any of its rights, duties, or obligations under the Agreement without prior written consent of Quaker State.

     17. LITIGATION COSTS. If a legal action or arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any the provisions of this Agreement or any Loan documents or if Quaker State incurs any legal expense in protecting its rights under this Agreement or Document in any legal proceeding, then the prevailing party in such action shall be entitled to recover reasonable attorneys fees and all other costs incurred under that action or proceeding, in addition to any other relief that it may be entitled; or if any promissory note or other evidence of indebtedness issued hereunder is collected by an attorney after the occurrence of an Event of Default, with or without suit, Grease Monkey shall pay reasonable attorneys fees together with all costs and expenses.

     18. NOTICES. All notices, requests, demands, and other communication under this Agreement shall be in writing and shall be deemed effective and duly given on the date of service and served personally on the party to which notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified, postage

          Quaker State Corporation
          255 Elm Street, P. O. Box 989
          Oil City, Pennsylvania 16301
          Attention R. Scott Keefer, Vice President/Finance
                    & Chief Financial Officer

          Grease Monkey International, Inc.
          216 16th Street Mall Suite 1100
          Denver, Colorado 80202
          Attention: Tim Kershisnik, Controller and Treasurer

     19. DELAYS AND WAIVERS. No delay or omission to exercise any right, power, or remedy accruing to Quaker State on any breach or default of Grease Monkey under this Agreement shall impair any such right or remedy of Quaker State, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in such breach or default occurring later; nor shall any waiver of any single breach or default be considered a waiver of any other prior or subsequent breach or default. No course of dealing between Grease Monkey and Quaker State shall operate as a waiver of any of Quaker State's rights hereunder; nor shall the disbursement of funds or the extension of any time or payment during the existence of an Event of Default constitute a waiver thereof. All remedies, either under this Agreement or by law or otherwise afforded to Quaker State, shall be cumulative and not alternative.

     20. FEES AND EXPENSES. Borrower shall be responsible for all reasonable fees and expenses incurred by Quaker State in making loans pursuant to this Agreement, including but not limited to appraisal fees, attorney fees, consultant fees, environmental assessment fees, recording cost, title insurance premiums, and excise, documentary, mortgage, or stamp fees.

     21. CONFIDENTIALITY. Quaker State and Borrower agree not to make any disclosure of the terms of this Agreement to any party other than those of their employees who need to know such information in the course of performance of this Agreement and except as may be required by law unless such disclosure is approved in writing by the non-disclosing party.

     22. GOVERNING LAW. This Agreement shall be construed in accordance with and be governed by the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed on the day first above written.

Date:     4-19-95                       QUAKER STATE CORPORATION
     --------------------
ATTEST:

/s/ Joyce A. McFadden                   By  /s/ Conrad A. Conrad
------------------------------------        -------------------------------
Assistant Corporate Secretary                Vice Chairman and
                                               Chief Administrative Officer
                                        Its  President, Satellite Companies
                                            -------------------------------

Date:     4-19-95                       GREASE MONKEY INTERNATIONAL, INC.
     --------------------
ATTEST:

/s/ T. Timothy Kershisnik                    /s/  Rex L.Utsler
------------------------------------    By  -------------------------------
                                             PRESIDENT
                                        Its -------------------------------

                                                                     EXHIBIT "A"

               REPRESENTATION 6(c) CHANGES IN FINANCIAL CONDITION

                                                                     EXHIBIT "B"

                 REFERENCE SECTION 6(f) EVENTS OF LEASE DEFAULT

                                                                     EXHIBIT "C"

                     SECTION 6(d) DEFECTS IN LEASEHOLD TITLE

                                                                     EXHIBIT "D"

                                NOTHING REQUIRED

                                                                     EXHIBIT "F"

SECTION 6(g) LAWSUITS, ACTIONS OR OTHER PROCEEDINGS - MATERIAL ADVERSE IMPACT

                                                               F. L. No. _______

                            QUAKER STATE CORPORATION
                           FAST LUBE SUPPLY AGREEMENT

     This Agreement, dated the 19TH day of April, 1995, by and between Quaker State Corporation, Oil City, Pennsylvania, hereinafter called "Quaker State" and Grease Monkey International, Inc., hereinafter called "Buyer".

     Whereas, Buyer conducts a business which provides quick automotive oil changes to consumers, and Buyer desires to obtain an assured source of supply for a portion of its needs of motor oil and greases for the said business; and

     Whereas, Quaker State is willing to provide a source of supply for Buyer on the terms and conditions hereinafter set forth.

     Now, Therefore, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, Buyer and Quaker State agree as follows:

     1. QUANTITY. During each one-year period while this Agreement is in effect, commencing the date of this Agreement, Buyer agrees to purchase from Quaker State, and Quaker State agrees to sell to Buyer, not less than 85% of Buyer's total requirements of motor oils and grease and Buyer agrees to feature only Quaker State motor oil as the bulk for resale at its fast lube facilities at:

     8885 N. Washington            8801 W. Colfax Ave.
     Thornton, CO 80229            Lakewood, CO 80215

     515 S. Federal Blvd.          50 W. Belleview
     Denver, CO 80219              Englewood, CO 80110

     1527 Peoria St.               6000 Parkway Drive
     Aurora, Co 80010              Commerce City, CO 80037

     2495 S. University            6549 S. Broadway
     Denver, CO 80210              Littleton, CO 80120

     1098 S. Wadsworth             3693 W. Bowles Ave.
     Lakewood, CO 80226            Littleton, CO 80123

     2890 N. Colorado              1295 S. Colorado
     Denver, CO                    Denver, CO 80222

     7005 E. Colfax Ave.           7225 E. Hampden
     Denver, CO 80220              Denver, CO 80224

     1790 S. Buckley               8450 N. Federal
     Aurora, CO 80017              West Minister, CO 80030

     7181 N. Pecos
     Denver, CO 80220

     Buyer shall maintain complete and accurate records of its sales at the above facilities, and Quaker State shall have the right, on an annual basis, to inspect such records at Buyer's facilities to review compliance with this covenant.

     2. ORDER. The Buyer shall purchase the minimum gallonage by placing its firm order for the products with a Quaker State Distributor, with a Quaker State direct sales branch, or directly with Quaker State at Quaker State's central order number. Such order shall specify the type, quantity and delivered cost of said products and shall contain such other information as necessary to ensure proper delivery. Unless otherwise indicated thereon, all such orders shall be deemed to be for the earliest possible shipment.

     3. TERMS OF PAYMENT. Buyer agrees to pay for said oils and greases at the price reflected on the order form, which shall be the delivered price agreed upon with the local Quaker State distributor or the suggested delivered price on the applicable Quaker State price list. Said price lists shall be subject to change with thirty (30) days written notice. The Buyer covenants and agrees to pay all invoices for said oil and other products sold and delivered under this Agreement in cash within thirty (30) days from the date of invoice, all such invoices for purchases from Quaker State being subject to a discount of one percent (1%) if paid within ten (10) days from date of same.

     4. SHIPPING TERMS. Deliveries hereunder shall be made from the place of business of a Quaker State contract distributor or from a Quaker State refinery or packaging plant. All deliveries are subject to the minimum quantity provisions contained in the appropriate price list.

     5. FORCE MAJEURE. It is agreed that Quaker State and its distributors shall not be liable for delays or inability to deliver said products on account of any cause whatsoever beyond its control, including but not limited to fire, riots, flood, acts of God, accident, strike or work stoppages for any reason, embargo, government regulation, shortage of crude petroleum or other products or of transportation facilities, and other causes whether or not of the same class or kind as specifically named. Should shortages occur for any reason, Quaker State and its distributors will comply with the government regulations pertaining to the allocation of said oils and other products, or in the absence of government regulations, Quaker State and its distributors may allocate their supply among their customers in such manner and amount as shall in their judgment fairly allocate the supply among them. In the event Quaker State or its distributor cannot deliver the minimum amounts of oils and greases required hereunder, Buyer shall be released from its obligation to purchase such minimum quantities and shall only be required to purchase that amount which Quaker State or its distributor can actually deliver.

     6. CONDITION PRECEDENT. It is a severable condition precedent and this Agreement of Sale is dependent on and subject to the continued performance thereof, that Buyer will pay according to the terms stated on the appropriate price list in effect at the time of purchase of all products purchased hereunder, and that the credit of Buyer will be kept unimpaired and satisfactory to Quaker State. In the event that Buyer defaults on any payment due hereunder or on any payment due Quaker State under any agreement beyond any period provided for cure or files for bankruptcy, Quaker State may require and the Buyer shall promptly provide payment in advance of shipment or satisfactory security to assure payments, and until Buyer so provides, Quaker State or any of its distributors may defer making shipment of said oil or other products. It is likewise a severable condition precedent that Buyer not be in default under any other agreement with Quaker State as default is defined under that Agreement. In the event Buyer shall fail to keep or comply with the covenants and conditions herein set forth, Quaker State may deem any of such defaults to be material nonperformance on the part of the Buyer defeating the purposes of this Agreement, and at its option may rescind the Agreement by giving notice to the Buyer and may thereupon terminate all obligations of Quaker State or distributors for delivery of all products then unshipped. All sums due Quaker State or its distributors from Buyer shall then become immediately due and payable. A waiver by Quaker State or its distributor of the performance of any said condition shall not constitute or be deemed a waiver of strict performance thereafter. Quaker State agrees to provide Grease Monkey written notice of its intention to require advance payment for oil and grease shipments or terminate this Agreement setting forth the reasons for such action by Quaker State and allowing Grease Monkey thirty (30) days to cure said default in a manner satisfactory to Quaker State.

     7. TRADEMARKS. All Quaker State trademarks, colors, designs and symbols shall be used only in connection with the sale and identification of Quaker State branded products. Any other use, including, but not limited to signs, letterheads, and fast lube promotional materials, requires the prior written approval of Quaker State. Use of the Quaker State name or marks in an improper manner or without prior written approval, shall constitute a material breach of this agreement. This shall be in addition to any other remedies or damages to which Quaker State may be entitled by virtue of Buyer's use of the mark.

     8. NOTICES. All notices or requests given pursuant to this Agreement shall be in writing and shall be given by United States mail, postage prepaid to Quaker State Corporation, P. O. Box 989, Oil City, Pennsylvania 16301, marked to the attention of the National Account Sales Department, with a copy thereof mailed to the affected distributor, if any, and notices to the Buyer shall be mailed in writing to the Buyer at the name and the address as set forth in the Loan Agreement.

     9. RENEWAL AND TERMINATION. This agreement shall become effective upon execution hereof and shall continue for so long as any amount remains due and owing to Quaker State under a Loan Agreement dated even date herewith.

        During the initial or any extended term of this Agreement, this Agreement may be terminated only by mutual consent of the parties in writing or by either party upon material default in the performance of any covenant herein or in any other agreement between Quaker State and Buyer when such default remains uncured thirty (30) days following written notice by the non-breaching party specifying that a default has occurred. In the event Quaker State should terminate this Agreement by reason of the default or non-performance by Buyer, Quaker State shall be entitled to recover on demand all damages incurred by Quaker State as a result of Buyer's default or non-performance.

     11. ASSIGNMENT. This Agreement is personal to the parties hereto and neither it nor any rights arising out of it may or can be assigned by either party, either voluntarily or by operation of law, without the written consent of the other party, but it shall be binding upon and inure to the successors of either party.

     12. FEES AND COSTS. Buyer and Quaker State agree that, in the event either party brings any action or proceeding to enforce any of the terms of this Agreement, the non-prevailing party shall pay the prevailing party on demand all costs, attorney's fees, and other expenses incurred in such proceeding, including appeals and post-judgment collection efforts.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado.


Attest:                                 QUAKER STATE CORPORATION


/s/ Joyce A. McFadden              By:  /s/
-------------------------------         ---------------------------------------
Assistant Corporate Secretary      Its: Treasuser


WITNESS:                           GREASE MONKEY INTERNATIONAL, INC.

/s/ T. Timothy Kershisnik          By:  /s/ Rex L. Utsler
------------------------------          ---------------------------------------
                                   Title: PRESIDENT
                                         --------------------------------------

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